Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Hank Nicodemus
(713) 529-0900

EQUUS II INCORPORATED DECLARES

NET INVESTMENT INCOME DIVIDEND FOR 2004

HOUSTON, TX - November 15, 2004 - Equus II Incorporated (NYSE: EQS) announced today a dividend of its net investment income for the year 2004, currently estimated to be $0.57 per share. The dividend will be payable on or before January 17, 2005, to shareholders of record as of December 8, 2004. Shares of EQS will trade ex-dividend beginning December 6, 2004. The dividend will be payable in shares of common stock of EQS or in cash by specific election. Such election must be made by shareholders prior to December 30, 2004. If no election is made, shareholders will receive stock. The stock issued in the dividend will be valued at the average closing market price of EQS for the ten trading days ending December 30, 2004. Cash will be paid in lieu of issuing any fractional shares.

It is estimated that 100% of the dividend will be a qualifying dividend. The dividend will be reportable by EQS shareholders on their 2004 U.S. Federal Income Tax Return, whether it is taken in additional shares of common stock or in cash.

Equus II is a business development company and seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and two venture capital funds. Information on Equus II Incorporated and other Equus entities may be obtained on the Internet. Our home page address is www.equuscap.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

# # #